EXHIBIT 23(b)

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the references to our firm under the captions "Incorporation by Reference," "Selected Financial Information," and "Experts" in the Registration Statement (Form S-3) and related Prospectus of American General Finance Corporation for the registration of $3,000,000,000 proposed maximum aggregate offering price of Debt Securities and Warrants to purchase Debt Securities and to the incorporation by reference therein of our report dated February 14, 1997, with respect to the consolidated financial statements of American General Finance Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

Indianapolis, Indiana
June 6, 1997